Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:

Dr. Joseph Rubinfeld, Chairman and Chief Executive Officer, SuperGen Inc.,

800-353-1075, ext. 233

Tim Enns, Vice President, Investor Relations & Business Development, SuperGen Inc.,

800-353-1075, ext. 111

SuperGen raises $4.5 million through private placement

DUBLIN, Calif., Sept. 24, 2002 — SuperGen Inc. (NASDAQ: SUPG) announced today that it has entered into definitive purchase agreements for the private placement of common stock to several institutional investors. Rodman & Renshaw acted as the exclusive private placement agent to SuperGen.

In the placement, SuperGen will issue 1,806,400 shares of common stock at a price of $2.50 per share, together with 4-year warrants to purchase 1,806,400 additional shares of common stock with 1,206,062 of such warrants having an exercised price of $4.00 per share and 603,338 of such warrants having an exercise price of $5.00 per share. The last reported sale price of SuperGen common stock on the NASDAQ National Market on September 23, 2002 was $2.48.

SuperGen has agreed to register all of the privately placed shares of common stock, together with shares issuable upon exercise of the warrants, for resale under the Securities Act of 1933.

The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

“The ability to sell shares without ‘lookback’ provisions and without creating debt or additional classes of stock or selling assets, is a positive financial milestone, especially given the current economic climate,” said Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen. “The potential for raising approximately $8 million from a warrant call, as well as full freedom to access corporate partners, gives SuperGen many options to satisfy its future cash needs.

“With the Orathecin™ Phase III program essentially completed and being prepared for an NDA filing, our burn rate should be substantially reduced,” added Dr. Rubinfeld. “This infusion of cash will be used to fund the continued clinical development of decitabine and Nipent® as well as for other development activities and general corporate purposes.”

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer. The company’s website can be reached at www.supergen.com.

This press release contains ‘forward-looking’ statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding our future capital need and future mandatory conversion of the warrants. The actual capital need of the Company and warrant conversion could differ materially from that projected in the forward-looking statements, as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to: risks and uncertainties related to clinical trial results and obtaining regulatory approval of our products, and risks and uncertainties associated with the trading price of our common stock underlying the warrants. Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including the report on Form 10-K for the year ending 2001 and the report on Form 10-Q for the quarter ending June 30, 2002.

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